                                                                     EXHIBIT 2.1

                             CONTRIBUTION AGREEMENT,
              PLAN AND AGREEMENT OF REORGANIZATION AND DISTRIBUTION


         This CONTRIBUTION AGREEMENT, PLAN AND AGREEMENT OF REORGANIZATION AND DISTRIBUTION (this "Agreement") is made as of November 28, 2000, by and between SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation with offices at 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 ("Sybron"), SYBRON DENTAL SPECIALITIES, INC. (formerly known as "SDS Holding Co."), a Delaware corporation with offices at 1717 West Collins Avenue, Orange, California 92867 ("SDS"), and SYBRON DENTAL MANAGEMENT, INC., a Delaware corporation ("SDM").


                                    RECITALS

         WHEREAS, Sybron conducts its labware and life sciences, clinical and industrial, diagnostics and microbiology, and laboratory equipment businesses (the "Laboratory Business") through the corporations and other entities listed on Schedule 1 hereto (such businesses, as formerly and currently conducted, whether by or through the current Laboratory Business subsidiaries, or their predecessors in interest, are referred to herein as the "Laboratory Business Subsidiaries") and its professional dental, orthodontics, and infection control products businesses (the "Dental Business") through the corporations and other entities listed on Schedule 2 hereto (such businesses, as formerly and currently conducted, whether by or through the current Dental Business subsidiaries, or their predecessors in interest, are referred to herein as the "Dental Business Subsidiaries");

         WHEREAS, SDS is a wholly owned subsidiary of Sybron that (A) owns, or will own, directly or indirectly (through its subsidiaries), all of the assets primarily associated with the Dental Business, consisting of (1) the equity interests of the Dental Business Subsidiaries (which will retain all of their assets and liabilities) and (2) certain other assets which, although associated with the Dental Business, are accounted for on the books of Sybron (the "Miscellaneous Dental Assets") and (B) has assumed, or will assume, certain liabilities which, although associated with the Dental Business, are accounted for on the books of Sybron (the "Miscellaneous Dental Liabilities"); such that SDS will own, directly or indirectly (through its subsidiaries), all of the assets, businesses, and operations formerly and currently associated with the Dental Business and will assume or retain, directly or indirectly (through its subsidiaries), all of the liabilities formerly and currently associated with the Dental Business;

         WHEREAS, Sybron directly owns the equity interests of SDM, which is the sole first-tier Dental Business Subsidiary, and which owns, directly or indirectly, all of the equity interests of the other Dental Business Subsidiaries;

        WHEREAS, the parties intend to provide for the transfer to SDS of all of the equity interests of SDM (and, indirectly, the other Dental Business Subsidiaries) and all of the Miscellaneous Dental Assets;

        WHEREAS, the parties intend to provide for the assumption by SDS of the Miscellaneous Dental Liabilities;

        WHEREAS, Sybron intends to distribute all of the common stock and related preferred stock purchase rights of SDS, pro rata, to the shareholders of Sybron in accordance with resolutions of the Board of Directors of Sybron and in accordance with the terms of a tax ruling dated October 5, 2000, obtained from the Internal Revenue Service (the "Distribution"), so that after the Distribution Sybron will own no shares of stock representing the equity of SDS and SDS will be a publicly traded corporation whose shares are listed and traded on the New York Stock Exchange; and

        WHEREAS, the parties wish to provide for their agreements with respect to certain matters pertaining to their business relationships following the Distribution and other matters mutual to their interests.

        NOW, THEREFORE, in furtherance of the foregoing purposes and in consideration of the issuance of the common stock of SDS to Sybron as provided in Section 3.1 and the mutual promises and undertakings contained herein and contained in any agreement or other document executed in connection with this Agreement, the parties agree as follows:


                                    ARTICLE I
                           EFFECTIVE DATE AND CLOSING

        1.1. Effective Date. Unless otherwise provided in this Agreement, or in any other Contribution Document (as defined herein), the effective date of each transfer of property, assumption of liability, license, undertaking or agreement in connection herewith shall be the date of the Distribution (the "Effective Date") or such other date as may be fixed by the Board of Directors of Sybron.

        1.2. Sybron Directors Action. This Agreement shall be void if the Board of Directors of Sybron refrains from declaring or proceeding with the Distribution.

        1.3. Lodging of Documents. Unless otherwise provided herein, the closing of the transactions contemplated hereunder shall occur by Sybron and SDS each lodging the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents executed or to be executed in connection with this Agreement with Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, attorneys for Sybron, to be held in escrow for delivery as provided in Section 1.4 of this Agreement.

        1.4. Closing. Upon receipt of a certificate from an officer of Sybron in the form attached hereto as Exhibit A, Quarles & Brady LLP shall deliver to SDS on behalf of Sybron all of the items required to be delivered by Sybron hereunder which have been lodged with it pursuant to Section 1.3 of this Agreement, and each such item shall be deemed to be delivered to SDS as of the Effective Date upon delivery of such certificate. Upon receipt of a certificate from an officer of SDS in the form attached hereto as Exhibit B, Quarles & Brady LLP shall deliver to Sybron on behalf of SDS all of the items required to be delivered by SDS hereunder which have been lodged with it pursuant to Section
1.3 of this Agreement, and each such item shall be deemed to be delivered to Sybron as of the Effective Date upon receipt of such certificate.


                                   ARTICLE II
                                     CLOSING

        2.1. Sybron Deliveries. As of the Effective Date, or such later date as specified, Sybron will deliver to SDS all of the following:

               (a) certificates representing all of the shares (or other form of equity interests) of the Dental Business Subsidiaries, such that SDS will own, directly or indirectly, all of the Dental Business Subsidiaries in the same manner immediately after the Effective Date as Sybron owned, directly or indirectly, all of the Dental Business Subsidiaries immediately prior to the Effective Date;

               (b) a duly executed General Assignment, Assumption and Agreement Regarding Litigation, Claims and Other Liabilities substantially in the form attached hereto as Exhibit C;

               (c) a duly executed Trade Name Assignment and Transitional Trade Name Use and License Agreement substantially in the form attached hereto as Exhibit D;

               (d) a duly executed Insurance Matters Agreement substantially in the form attached hereto as Exhibit E;

               (e) a duly executed Employee Benefits Agreement substantially in the form attached hereto as Exhibit F;

               (f) a duly executed Tax Sharing and Indemnification Agreement substantially in the form attached hereto as Exhibit G;

               (g) a duly executed Interim Administrative Services Agreement substantially in the form attached hereto as Exhibit H;

               (h) a duly executed Confidentiality and Nondisclosure Agreement substantially in the form attached hereto as
                       Exhibit I;

               (i) those Consents which have been executed by any employee of Sybron, SDS, any Laboratory Business Subsidiary, or any Dental Business Subsidiary who held options to acquire shares of Sybron common stock immediately prior to the Effective Date, and who will be employed by SDS or a Dental Business Subsidiary immediately following the Effective Date, substantially in the form attached hereto as Exhibit J; and

               (j) such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes of this Agreement.

        This Agreement, along with the foregoing agreements, instruments and documents described in subsections (b) through (j), shall be referred to as the "Contribution Documents."

        2.2. SDS Deliveries. As of the Effective Date or such later date as specified, SDS will deliver to Sybron all of the following:

               (a) in each case where SDS is a party to any Contribution Document referred to in Section 2.1, a duly executed counterpart of such Contribution Document;

               (b) a certificate or certificates representing all of the outstanding shares of the common stock of SDS other than those already owned by Sybron, as provided in Section 3.1; and

               (c) such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes of this Agreement.


                                   ARTICLE III
                                THE DISTRIBUTION

        3.1. Issuance and Delivery of Certificates. On or before the Effective Date, SDS shall issue and deliver to Sybron a certificate or certificates registered in the name of Sybron representing that number of shares of common stock of SDS which, when taken together with the shares of common stock already owned by Sybron, (a) will result in Sybron owning, of record and beneficially, all of the issued and outstanding shares of SDS common stock and (b) will be equal to a number such that Sybron shall own one (1) share of common stock of SDS for each three (3) shares of common stock of Sybron issued and outstanding (the "Distribution Ratio") on the record date for the Distribution (the "Record Date"). Each share of common stock of SDS shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

        3.2. No Limit on Authority of Sybron Directors. Nothing contained in
Section 3.1 or elsewhere in this Agreement, including the Schedules and Exhibits hereto, or in the Contribution Documents, shall be construed to limit or alter the authority of the Board of Directors of Sybron to declare or refrain from declaring the Distribution, fixing or changing the Record Date, fixing or changing the Effective Date, or fixing or changing all the appropriate procedures in connection with the Distribution, including the Distribution Ratio.

        3.3. No Liability upon Termination. In the event that, for any reason, the Distribution does not occur, this Agreement shall terminate and neither Sybron, SDS, any Laboratory Business Subsidiary, nor any Dental Business Subsidiary shall incur or retain any liability to any other party in connection therewith.

        3.4. Payment of Dividend and Intercompany Loan. On or prior to the Effective Date, Sybron shall pay to SDM, or subsidiaries of SDM, as appropriate, the amount necessary to settle all intercompany loans and advances made to Sybron by SDM or its subsidiaries (the "Intercompany Payment"). On or prior to the Effective Date, SDM shall pay to Sybron an amount equal to the Intercompany Payment plus the difference between Three Hundred Seventy Five Million Dollars ($375,000,000) and the actual allocation of Sybron bank debt to SDM as of the Effective Date.


                                   ARTICLE IV
                                  OTHER MATTERS

        4.1. No Representation or Warranty. Sybron does not, in this Agreement, including the Schedules and Exhibits hereto, any Contribution Document, or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

               (a) the value of any asset or thing of value to be transferred to SDS;

               (b) the freedom from encumbrance of any asset or thing of value to be transferred to SDS (except for encumbrances in favor of Sybron and the Laboratory Business Subsidiaries); or

               (c) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to SDS (except defenses and counterclaims in favor of Sybron and the Laboratory Business Subsidiaries).

        All assets to be transferred to SDS shall be transferred "AS IS, WHERE IS."

        4.2. Execution and Delivery of Additional Documents.

               (a) Each of Sybron and SDS will execute and deliver such further instruments of conveyance, transfer, and assignment and will take such other actions as either of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

               (b) At the request of SDS, and without further consideration, Sybron will execute and deliver to SDS such other instruments of transfer, conveyance, assignment, assumption, novation, substitution, confirmation, undertaking or other documents and take such action as SDS may reasonably deem necessary or desirable in order to more effectively transfer, convey, and assign to SDS and, subject to the provisions of Section 4.1, confirm SDS's title to all of the assets, rights, and other things of value to be transferred to SDS under this Agreement or any Contribution Document, to place SDS in actual possession and operating control thereof, and to permit SDS to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained).

               (c) At the request of Sybron and without further consideration, SDS will execute and deliver to Sybron such other instruments of transfer, conveyance, assignment, assumption, novation, substitution, confirmation, undertaking, or other documents and take such other action as Sybron may reasonably deem necessary or desirable in order to have SDS fully and unconditionally assume and discharge the liabilities to be assumed by SDS under this Agreement or any Contribution Document, and to relieve Sybron of any liability or obligation with respect thereto and evidence the same to third parties.

               (d) Sybron and SDS will use their reasonable efforts to obtain any consent, substitution, approval or amendment required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the assets, rights and other things of value being transferred to SDS and all liabilities and obligations being assumed by SDS; provided, however, that neither Sybron nor SDS shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to the third party from whom such consents, approvals, substitutions and amendments are requested.

               (e) Neither Sybron nor SDS shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees.

        4.3. Taxes. SDS and Sybron agree to cooperate to determine the amount of any sales, transfer or other taxes or fees payable in connection with the transactions contemplated by this Agreement. Sybron and SDS agree to file promptly and timely returns for such taxes with the appropriate taxing authorities and Sybron shall remit payment thereof in accordance with the terms of the Tax Sharing and Indemnification Agreement.

        4.4. NYSE Listing. SDS shall make a timely application to the New York Stock Exchange and use its reasonable efforts to have the common stock of SDS quoted for trading on the New York Stock Exchange and shall arrange for such stock to trade on a "when issued" basis as promptly as practicable following the declaration of the Distribution. Sybron shall provide reasonable assistance to SDS in obtaining such listing. The parties agree to take whatever reasonable steps are necessary so that SDS may use the ticker symbol "SYD" on the New York Stock Exchange.

        4.5. Depository Arrangements.

               (a) The parties agree that Schedule 4.5 sets forth a list of the banks maintaining lock boxes or similar deposit arrangements which are maintained by Sybron in connection with the Dental Business prior to the Effective Date. As of the Effective Date, Sybron will terminate any arrangement whereby funds directed to such lock boxes or similar arrangements are consolidated with other funds of Sybron or otherwise made available to Sybron. Sybron shall, as of the Effective Date, take all necessary steps to remove all persons who are not employees of SDS who are signatories or holders of powers-of- attorney with respect to such lock boxes or other arrangements from the list of such signatories and holders and otherwise extinguish their signing authority with respect thereto. As of the Effective Date, Sybron shall take such action as may be required to deliver to SDS full authority with respect to such lock boxes or other arrangements.

               (b) Each of Sybron and SDS hereby grants to the other a limited irrevocable power-of-attorney to endorse, deposit and negotiate all checks, drafts or other forms of payment made in respect of any invoice representing a receivable which:

                       (i) is payable to either of them or any of their subsidiaries but which is sent by the payor to a lock box maintained by the other ("Misdirected Payments") or

                       (ii) is made payable to either of them or any of their subsidiaries but which is the payment of a receivable of the other or one of the other's subsidiaries ("Mispayee Items").

                       Sybron and SDS shall develop procedures reasonably satisfactory to them whereby they reconcile Misdirected Payments and Mispayee Items weekly and make appropriate and timely payments to each other in respect thereof.

        4.6. Conduct of Dental Business. At all times prior to the Effective Date, Sybron will conduct the Dental Business in the ordinary course of business consistent with past practices and will not undertake or permit any arrangement with any third party which is intended to or has the effect of delaying the payment of any account receivable beyond the Effective Date or accelerating the payment of any account payable before the Effective Date.

        4.7. Authorization of Execution of Documents. SDS shall authorize the execution and cause the authorized officers of SDS to execute all documents, notes and undertakings and to do such other things required in connection with the irrevocable and unconditional assumption by SDS without any recourse whatsoever to Sybron of all obligations of Sybron relating to the Dental Business and required to be assumed by SDS pursuant to the terms hereof.

        4.8. Expenses. Sybron and SDS agree that the expenses associated with the preparation of this Agreement, the transfers contemplated hereunder, the matters related to the organization of SDS, and the Distribution shall be borne by Sybron and SDS as set forth on Schedule 4.9 annexed hereto.


                                    ARTICLE V
                               DISPUTE RESOLUTION

        5.1. Attempt to Settle. In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, a party shall first notify the other of any difference or dispute under this Agreement that requires resolution. Sybron and SDS each shall designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after notification (or such longer period as may be agreed to expressly by the parties), the matter shall be submitted to a senior officer of Sybron and SDS, respectively, for consideration.

        5.2. Alternative Dispute Resolution; Litigation. If settlement cannot be reached through the efforts of the senior officers within an additional 30 days, or such longer time period as they shall agree upon, the parties shall consider mediation, arbitration or other alternative means to resolve the dispute. If they are unable to agree on an alternative dispute resolution mechanism, either party may initiate legal proceedings to resolve the matter.

                                   ARTICLE VI
                                  MISCELLANEOUS

        6.1. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the Contribution Documents, shall constitute the entire Agreement between Sybron and SDS with respect to the Distribution and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, provided however, in the event of conflict between this Agreement and any other agreement executed in connection herewith, the provisions of such other agreement, including the Schedules and Exhibits hereto and thereto, shall prevail.

        6.2. Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; except that this Agreement may be assigned to a parent or subsidiary of a party, or to a third party acquiring substantially all of the assets of a party, without such prior written consent to such an assignment, provided that any such third party expressly assumes, and agrees to be bound by the terms of, this Agreement, and provided further that the assigning party shall not be relieved of any of its obligations hereunder in the event of such an assignment.

        6.3. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

        6.4. Written Amendment and Waiver. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

        6.5 Limited Amendment or Waiver. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

        6.6. Reformation and Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law. Upon a determination that any term or provision is invalid, unenforceable or illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        6.7. Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Wisconsin (without regard to conflict of law principles) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

        6.8. Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

        6.9 Counterparts. This Agreement, and any other agreement to be executed in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.


                                 SYBRON INTERNATIONAL CORPORATION



                                 By:    /s/ KENNETH F. YONTZ
                                        ----------------------------------------
                                 Name:  Kenneth F. Yontz
                                 Title: President and Chief Executive Officer


                                 SYBRON DENTAL SPECIALTIES, INC.



                                 By:    /s/ FLOYD W. PICKRELL, JR.
                                        ----------------------------------------
                                 Name:  Floyd W. Pickrell, Jr.
                                 Title: President and Chief Executive Officer


                                 SYBRON DENTAL MANAGEMENT, INC.



                                 By:    /s/ R. JEFFREY HARRIS
                                        ----------------------------------------
                                 Name:  R. Jeffrey Harris
                                 Title: Assistant Secretary

                         LIST OF EXHIBITS AND SCHEDULES


DESCRIPTION                                                 EXHIBIT OR SCHEDULE NUMBER
-----------                                                 --------------------------
Sybron International Corporation Certificate                          Exhibit A

Sybron Dental Specialties, Inc. Certificate                           Exhibit B

General Assignment, Assumption and Agreement
Regarding Litigation, Claims and Other Liabilities                    Exhibit C

Trade Name Assignment and Transitional Trade Name                     Exhibit D
Use and License Agreement

Insurance Matters Agreement                                           Exhibit E

Employee Benefits Agreement                                           Exhibit F

Tax Sharing and Indemnification Agreement                             Exhibit G

Interim Administrative Services Agreement                             Exhibit H

Confidentiality and Nondisclosure Agreement                           Exhibit I

Option Waivers and Releases                                           Exhibit J

List of Laboratory Business Subsidiaries                              Schedule 1

List of Dental Business Subsidiaries                                  Schedule 2

List of Banks Maintaining Dental Business Accounts                    Schedule 4.5

Allocation of Expenses Relating to Distribution                       Schedule 4.9

                                   SCHEDULE 1
                        LABORATORY BUSINESS SUBSIDIARIES

SYBRON INTERNATIONAL CORPORATION
(TO BE RENAMED APOGENT TECHNOLOGIES INC.)

MEXOSERV COMPANY

NUNC UK LIMITED
        Sybron Holdings A/S
               Nunc A/S
               NNI Biotech AB

SYBRON DEUTSCHLAND GMBH
        Gerhard Menzel GmbH
        Gerhard Menzel Glasbearbeitungswerk GmbH & Co. K.G.
        Microm International GmbH
        Nunc GmbH & Co. K.G.
        Nunc Verwaltungs GmbH
        Scherf Prazision Europa GmbH

SYBRON FOREIGN SALES CORPORATION

SYBRON LABORATORY PRODUCTS CORPORATION

        Barnstead Thermolyne Corporation
               Lab-Line Instruments, Inc.

        Erie Scientific Company
               Alexon-Trend, Inc.
               Applied Biotech, Inc.
               Chase Scientific Glass, Inc.
               Erie Electroverre S.A.
               Erie Scientific Company of Hungary KFT
               Erie Scientific Company of Puerto Rico
               Erie Watala Glass Co. Ltd.
               Ever Ready Thermometer Co., Inc.
               Microgenics Corporation
                       Consolidated Technologies, Inc.
                       Microgenics GmbH
                       Microgenics Pty. Limited
               NERL Diagnostics Corporation
                       Owl Separation Systems, Inc.

               Remel Inc.
               Richard-Allan Scientific Company
                       Lab Vision Corporation
                       Microm Laborgerate SL
               Samco Scientific Corporation
               The Naugatuck Glass Company

        Nalge Nunc International Corporation
               Centripetal Technology Limited
               Genevac Limited
               Matrix Technologies Corporation
                       MTRX Corp.
                       Matrix Technologies Corporation Limited
               Molecular BioProducts, Inc.
                       Labomex, MBP S. de R.L. de C.V.
               Nalge Nunc International K.K.
               National Scientific Company
               Robbins Scientific Corporation
                       Genevac Inc.
               Summit Biotechnology, Inc.

SYBRON TRANSITION CORP.

SYBRON U.K. LIMITED
        Electrothermal Engineering Ltd.
               Stem Corporation Limited
        Nalge (Europe) Limited
        Robbins Scientific (Europe) Limited
        Sybron Pensions Limited

                                   SCHEDULE 2
                          DENTAL BUSINESS SUBSIDIARIES

SYBRON DENTAL SPECIALTIES, INC.
(FORMERLY KNOWN AS SDS HOLDING CO.)

SYBRON DENTAL SPECIALTIES, INC.
(TO BE RENAMED SYBRON DENTAL MANAGEMENT, INC.)

      LRS ACQUISITION CO.
            Ormco Corporation
                  Allesee Orthodontic Appliances, Inc.
                  Maquiladora Aci-Mex, S.A. de C.V.
                  Ormco B.V.
                        Ormco Europe B.V.
                  Ormco de Mexico, S.A. de C.V.
                  Ormco (Europe) AG
                  Ormco GmbH
                  Ormco Pty. Limited
                  Ormex S.A. de C.V.
                  Socodent S.A.
                        Aida International
                        Ormodent Belgique, S.A.
                        Ormodent L.D.A.
                        Ormodent S.A.
                  SDS de Mexico, S.A. de C.V.

      KERR CORPORATION
            belle de st. claire, inc.
            Kerr Australia Pty. Limited
            Kerr (Europe) A.G.
            Kerr GmbH
            Kerr Italia, S.p.A.
            Metrex Research Corporation
            Sybron Dental Specialties Japan, Inc.

      KERR U.K. LIMITED
            Analytic Endodontics U.K. Limited

      PINNACLE PRODUCTS, INC.

      SYBRON CANADA LIMITED

                                  SCHEDULE 4.5
                   BANKS MAINTAINING DENTAL BUSINESS ACCOUNTS

1.      Chase Manhattan Bank

2.      Mellon Bank

                                  SCHEDULE 4.9
                 ALLOCATION OF EXPENSES RELATING TO DISTRIBUTION

Sybron will bear all costs related to the Distribution which are not ongoing costs of SDS after the Distribution, other than the costs associated with SDS's bank financing. Such costs to be borne by Sybron include, but are not limited to, fees to be paid to Sybron's financial advisors in connection with the Distribution, the costs of preparing the Contribution Documents, the costs associated with the preparation and filing of the Form 10 to register SDS's common stock and related preferred stock purchase rights with the SEC, the costs associated with the organization of SDS, the up-front fee of $400,000 to be paid in connection with, and the costs of preparing, the amendment of the sale and leaseback agreements between Sybron and certain of its subsidiaries and Corporate Property Associates 7 and Corporate Property Associates 8, and the costs associated with obtaining a ruling from the Internal Revenue Service to the effect that the Distribution will be tax-free to Sybron and its shareholders. SDS shall pay all costs associated with its bank financing, including attorneys' fees and expenses, and underwriting, up-front and other fees to lenders, and all ongoing financing and sale and leaseback costs.